Exhibit 10.1

MARTI TECHNOLOGIES, INC.

2023 INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
Administration and Delegation

3.1           Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2           Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
SHARES Available for Awards

4.1           Number of Shares. Subject to adjustment under Article VIII and further subject to the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. In addition to the foregoing, subject to Article VIII, (i) upon the occurrence of the Triggering Event, additional Shares representing ten percent (10%) of the Earnout Shares issued by the Company in accordance with the BCA in connection with such Triggering Event will automatically be added to the Overall Share Limit, (ii) on the date that the reference price reset is finally determined pursuant to the terms of the Convertible Notes, additional Shares representing ten percent (10%) of the number of additional Shares, if any, underlying the Convertible Notes as of such date as a result of such reset will automatically be added to the Overall Share Limit, and (iii) upon the first occurrence of each LTIP Event, additional Shares representing three percent (3%) of the then-existing Fully Diluted Shares will automatically be added to the Overall Share Limit. As of the Effective Date, no further awards may be granted under the Prior Plan; however, Prior Plan Awards will remain subject to the terms and conditions of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2           Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Share Appreciation Right that are not issued in connection with the Share settlement of the Share Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3           Incentive Option Limitations. Notwithstanding anything to the contrary herein, no more than 13,811,454 Shares may be issued pursuant to the exercise of Incentive Options.

4.4           Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or shares, the Administrator may grant Awards in substitution for any options or other shares or share-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5           Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $250,000.

ARTICLE V.
Options and SHARE Appreciation Rights

5.1           General. The Administrator may grant Options or Share Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Options. The Administrator will determine the number of Shares covered by each Option and Share Appreciation Right, the exercise price of each Option and Share Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Share Appreciation Right. A Share Appreciation Right will entitle the Participant (or other person entitled to exercise the Share Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Share Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Share Appreciation Right by the number of Shares with respect to which the Share Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and which amount shall be payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the applicable Award Agreement.

5.2           Exercise Price. The Administrator will establish each Option’s and Share Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Board, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Share Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Share Appreciation Right that is a Substitute Award, the exercise price per Share of the Shares subject to such Option or Share Appreciation Right, as applicable, may be less than the Fair Market Value per Share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3           Duration. Each Option or Share Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Share Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Share Appreciation Right (other than an Incentive Option) (i) the exercise of the Option or Share Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Share Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Share Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Share Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4           Exercise. Options and Share Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form approved by the Administrator (which may be electronic and provided through the online platform maintained by an Agent), signed or submitted by the person authorized to exercise the Option or Share Appreciation Right, together with, as applicable, payment in full of the required amount(s), in each case, as applicable, (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Share Appreciation Right may not be exercised for a fraction of a Share.

5.5           Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator (in its discretion), by:

(a)           cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)           if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)           delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)           surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)           other than for Participants subject to Section 13(k) of the Exchange Act with respect to the Company or its Subsidiaries, delivery of a promissory note, in a form determined by or acceptable to the Administrator, or any other property that the Administrator determines is good and valuable consideration; or

(f)            any combination of the above payment forms approved by the Administrator.

5.6           Additional Terms of Incentive Options. The Administrator may grant Incentive Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Options under the Code. If an Incentive Option is granted to a Greater Than 10% Shareholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Option.

ARTICLE VI.
Restricted SHARES; Restricted SHARE Units

6.1           General. The Administrator may grant Restricted Shares, or the right to purchase Restricted Shares, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Share Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Share Award and Restricted Share Unit Award, subject to the conditions and limitations contained in the Plan.

6.2           Restricted Shares.

(a)           Dividends. Participants holding Restricted Shares will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Shares of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Shares, dividends which are paid to holders of Shares prior to vesting shall only be paid out to the Participant holding such Restricted Shares to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)           Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any share certificates issued in respect of Restricted Shares, together with a share power endorsed in blank.

6.3           Restricted Share Units.

(a)           Settlement. The Administrator may provide that settlement of Restricted Share Units will occur upon or as soon as reasonably practicable after the Restricted Share Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)           Shareholder Rights. A Participant will have no rights of a shareholder with respect to Shares subject to any Restricted Share Unit unless and until the Shares are delivered in settlement of the Restricted Share Unit.

ARTICLE VII.
Other SHARE or Cash Based Awards; DIVIDEND EQUIVALENTS

7.1           Other Share or Cash Based Awards. Other Share or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Share or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Share or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.

7.2           Dividend Equivalents. A grant of Restricted Share Units or Other Share or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.

ARTICLE VIII.
Adjustments for Changes in Shares and Certain Other Events

8.1           Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2           Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Shares or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)           To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)           To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)           To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the shares of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)           To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)           To replace such Award with other rights or property selected by the Administrator; and/or

(f)            To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3           Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with an award (which may include, without limitation, a cash-based award) with substantially the same value, and vesting terms that are no less favorable than those applicable to the underlying award, in each case, as of immediately prior to the Change in Control by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Shares (i) which may be on such terms and conditions as apply generally to holders of Shares under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4           Administrative Stand Still. In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other extraordinary transaction or change affecting the Shares or the price of the Shares, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5           General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
General Provisions Applicable to Awards

9.1           Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2           Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3           Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4           Termination of Status. The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5           Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (i) cash, wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6           Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Option to a Non-Qualified Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the shareholders of the Company, (i) reduce the exercise price per Share of outstanding Options or Share Appreciation Rights or (ii) cancel outstanding Options or Share Appreciation Rights in exchange for cash, other Awards or Options or Share Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Share Appreciation Rights.

9.7           Conditions on Delivery of Shares. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and securities exchange or securities market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8           Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9           Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10         Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; provided, that with respect to any Turkish Subsidiary, such payment of the excess in cash shall be on the condition that the payment of such excess would not give rise to any negative impact on payment ability of such Subsidiary’s public debts and debts towards third party creditors and such Subsidiary’s ability to satisfy its creditors’ claims despite the contemplated refunding; (v) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.
Miscellaneous

10.1         No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2         No Rights as Shareholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a shareholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator). The Company may place legends on certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3         Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s shareholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s shareholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s shareholders, the Plan will not become effective, no Awards will be granted under the Plan and the Prior Plan will continue in full force and effect in accordance with their terms.

10.4         Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5         Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6         Section 409A.

(a)            General. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b)           Separation from Service. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)            Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7         Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his, her or its capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8         Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9         Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan, in accordance with the Cayman Islands’ Data Protection Act (as revised). The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents provided for in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10       Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11       Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12       Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13       Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14       Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15       Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16       Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

10.17       Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1         “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

11.2        “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.

11.3         “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any securities exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4         “Award” means, individually or collectively, a grant under the Plan of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Dividend Equivalents, or Other Share or Cash Based Awards.

11.5         “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6         “BCA” means that certain Business Combination Agreement by and among Galata Acquisition Corp., Galata Merger Sub Inc., and Marti Technologies, Inc., dated as of July 29, 2022, as the same may be amended and/or restated from time to time.

11.7         “Board” means the Board of Directors of the Company.

11.8         “Cause” means, in respect of a Participant, either (a) the definition of “Cause” contained in the Participant’s Award Agreement or an effective, written service or employment agreement between the Participant and the Company or a Subsidiary of the Company; or (b) if no such agreement exists or such agreement does not define Cause, then Cause shall mean (i) the Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or a Subsidiary of the Company, which use or disclosure causes material harm to the Company or a Subsidiary of the Company; (ii) the Participant’s material breach of any agreement between the Participant and the Company or a Subsidiary of the Company and, if susceptible to cure, such breach shall not have been cured within ten (10) days after written notice to the Participant; provided, that a breach of any non-competition, confidentiality, non-solicitation or non-disparagement covenant made by the Participant to the Company or a Subsidiary of the Company will not be subject to cure, (iii) the Participant’s material failure to comply with the Company’s written policies or rules, (iv) the commission by the Participant of a felony, a crime involving moral turpitude, or any act or omission involving dishonesty or fraud with respect to the Company or a Subsidiary of the Company or any act or omission causing material harm to the standing or reputation of the Company or a Subsidiary of the Company, (v) any act or omission by the Participant that causes the Company or a Subsidiary of the Company to violate a local, state, federal or any other applicable statute, regulation or law of any jurisdiction, (vi) the Participant’s gross negligence or willful misconduct in the conduct of the operations or management of the Company or a Subsidiary of the Company, (vii) the Participant’s misappropriation of the assets or business opportunities of the Company or a Subsidiary of the Company, (viii) the Participant’s failure to comply with the reasonable and lawful directives of the Company or a Subsidiary of the Company, or (ix) the Participant’s use of illegal drugs, or use of legal drugs or alcohol, in any manner which adversely affects the ability to perform the Participant’s duties to the Company or a Subsidiary of the Company, in any case, as determined by the Administrator in its sole discretion. The findings and decision of the Administrator with respect to any Cause determination will be final and binding for all purposes.

11.9         “Change in Control” means and includes each of the following:

(a)           A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)           During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)           The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or securities of another entity, in each case other than a transaction:

(i)           which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)          after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.10       “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.11       “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.12       “Company” means Marti Technologies, Inc., a Cayman Islands exempted company, or any successor.

11.13       “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.

11.14       “Conversion Rate” means 1,000 divided by the product of (A) Reset Price and (B) 1.10.

11.15       “Convertible Notes” means the convertible notes having the terms set forth in the Indenture and issued pursuant to the Convertible Note Subscription Agreements that were entered into by the Company concurrently with the execution of the BCA.

11.16       “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.17       “Director” means a Board member.

11.18       “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

11.19       “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.20       “Earnout Shares” has the meaning ascribed to such term in the BCA.

11.21       “Employee” means any employee of the Company or its Subsidiaries.

11.22       “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the price of the Shares (or other securities of the Company) and causes a change in the per Share value of the Shares underlying outstanding Awards.

11.23       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.24       “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Shares are listed on any established securities exchange, its Fair Market Value will be the closing sales price for the Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a securities exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.

11.25       “Fully Diluted Shares” means, as of any time of determination, the sum of (a) the number of Shares outstanding as of such time of determination plus (b) the number of Shares issuable upon the exercise, conversion or exchange of all then-outstanding warrants, options, convertible equity interests or indebtedness, exchangeable equity interests or indebtedness, preferred equity interests or other rights exercisable for or convertible or exchangeable into, directly or indirectly, Shares, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in-the-money as of such time of determination; provided, however, that (i) no Earnout Shares shall be included in the calculation of Fully Diluted Shares unless and until issued and (ii) no Shares to be issued in connection with any LTIP Event shall be included in the calculation of Fully Diluted Shares until the occurrence of the applicable LTIP Event.

11.26       “Greater Than 10% Shareholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.27       “Incentive Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.28       “Indenture” means the indenture to be entered into by the Company and a trustee selected by the Company in connection with the Convertible Notes.

11.29       “LTIP Eligibility Start Date” means July 10, 2024.

11.30       “LTIP Event” means each of LTIP Event I, LTIP Event II, LTIP Event III, LTIP Event IV, LTIP Event V and LTIP Event VI.

11.31       “LTIP Event I” means the date on which the daily volume-weighted average sale price of one Share quoted on the New York Stock Exchange (or the exchange on which the Shares are then listed) is greater than or equal to the product of (i) 1.25 multiplied by (ii) the Conversion Rate for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the LTIP Period.

11.32       “LTIP Event II” means the date on which the daily volume-weighted average sale price of one Share quoted on the New York Stock Exchange (or the exchange on which the Shares are then listed) is greater than or equal to the product of (i) 1.56 multiplied by (ii) the Conversion Rate for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the LTIP Period.

11.33       “LTIP Event III” means the date on which the daily volume-weighted average sale price of one Share quoted on the New York Stock Exchange (or the exchange on which the Shares are then listed) is greater than or equal to the product of (i) 1.95 multiplied by (ii) the Conversion Rate for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the LTIP Period.

11.34       “LTIP Event IV” means the date on which the daily volume-weighted average sale price of one Share quoted on the New York Stock Exchange (or the exchange on which the Shares are then listed) is greater than or equal to the product of (i) 2.44 multiplied by (ii) the Conversion Rate for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the LTIP Period.

11.35       “LTIP Event V” means the date on which the daily volume-weighted average sale price of one Share quoted on the New York Stock Exchange (or the exchange on which the Shares are then listed) is greater than or equal to the product of (i) 3.05 multiplied by (ii) the Conversion Rate for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the LTIP Period.

11.36       “LTIP Event VI” means the date on which the daily volume-weighted average sale price of one Share quoted on the New York Stock Exchange (or the exchange on which the Shares are then listed) is greater than or equal to the product of (i) 3.81 multiplied by (ii) the Conversion Rate for any ten (10) Trading Days (which may or may not be consecutive) within any twenty (20) consecutive Trading Day period within the LTIP Period.

11.37       “LTIP Period” means the time period beginning on and including the LTIP Eligibility Start Date and ending on and including the four-year anniversary of the LTIP Eligibility Start Date.

11.38       “Non-Qualified Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Option.

11.39       “Option” means an option to purchase Shares, which will either be an Incentive Option or a Non-Qualified Option.

11.40       “Other Share or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.41       “Overall Share Limit” means the sum of (a) 6,905,727Shares, (b) any Shares which, following the Effective Date, become available for issuance under the Plan pursuant to the second sentence of Section 4.1 and (c) any Shares which are subject to Prior Plan Awards as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Section 4.2.

11.42       “Participant” means a Service Provider who has been granted an Award.

11.43       “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on shareholders’ equity; total shareholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be (i) based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, (ii) based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies, (iii) based on GAAP or non-GAAP metrics, and/or (iv) adjusted to reflect the impact of unusual or non-recurring transactions, extraordinary events or otherwise as determined by the Administrator.

11.44       “Plan” means this 2022 Incentive Award Plan.

11.45       “Prior Plan” means the Marti Technologies, Inc. Amended and Restated 2020 Stock Plan, as may be amended from time to time.

11.46       “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.47       “Reset Date” means July 10, 2024.

11.48       “Reset Price” has the meaning ascribed to such term in the Indenture as of the Reset Date.

11.49       “Restricted Share Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.50       “Restricted Shares” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.51       “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.52       “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.53       “Securities Act” means the Securities Act of 1933, as amended.

11.54       “Service Provider” means an Employee, Consultant or Director.

11.55       “Share Appreciation Right” means a share appreciation right granted under Article V.

11.56       “Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Company.

11.57       “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.58       “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.59       “Termination of Service” means the date the Participant ceases to be a Service Provider.

11.60       “Trading Day” means any day on which Shares are actually traded on the principal securities exchange or securities market on which the Shares are then traded.

11.61       “Triggering Event” has the meaning ascribed to such term in the BCA.

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